UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 3)1

ACI Worldwide, Inc.

(Name of Issuer)

Common Stock, $0.005 par value

(Title of Class of Securities)

004498101

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Date of Event Which Requires Filing of This Statement)

March 30, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		5,651,153
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

5,651,153
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,651,153
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,903,486
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,903,486
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,903,486
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.5%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		527,561
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

527,561
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

527,561
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		315,500
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

315,500
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

315,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		315,500
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

315,500
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

315,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		562,885
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

562,885
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

562,885
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		247,385
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

247,385
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

247,385
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		247,385
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

247,385
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

247,385
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD LEADERS CHARLIE II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		229,063
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

229,063
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

229,063
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

10

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD LEADERS FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		229,063
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

229,063
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

229,063
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

11

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		229,063
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

229,063
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

229,063
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		229,063
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

229,063
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

229,063
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		527,645
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

527,645
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

527,645
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

14

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		5,651,153
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

5,651,153
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,651,153
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

OO

15

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		5,651,153
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

5,651,153
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,651,153
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

PN

16

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		5,651,153
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

5,651,153
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,651,153
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

OO

17

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		5,651,153
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

5,651,153
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,651,153
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

IN

18

CUSIP No. 004498101

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		5,651,153
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

5,651,153
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,651,153
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.9%
14	TYPE OF REPORTING PERSON

IN

19

CUSIP No. 004498101

The following constitutes Amendment No. 3 to the Schedule 13D filed by the undersigned (“Amendment No. 3”). This Amendment No. 3 amends the Schedule 13D as specifically set forth herein.

Item 2.	Identity and Background.

Item 2 is hereby amended to add the following:

The address of the principal office of each of Messrs. Smith and Feld is c/o Starboard Value LP, 201 E Las Olas Boulevard, Suite 1000, Fort Lauderdale, Florida 33301. The officers and directors of each of Starboard V&O Fund and Starboard X Master and their principal occupations, business addresses and citizenships are set forth on Schedule A and are incorporated by reference in this Item 2.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Charlie II LLC, Starboard X Master, and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule B, which is incorporated by reference herein.

The aggregate purchase price of the 2,903,486 Shares beneficially owned by Starboard V&O Fund is approximately $74,128,842, excluding brokerage commissions. The aggregate purchase price of the 527,561 Shares beneficially owned by Starboard S LLC is approximately $13,404,902, excluding brokerage commissions. The aggregate purchase price of the 315,500 Shares beneficially owned by Starboard C LP is approximately $8,021,007, excluding brokerage commissions. The aggregate purchase price of the 247,385 Shares beneficially owned by Starboard L Master is approximately $6,286,731, excluding brokerage commissions. The aggregate purchase price of the 229,063 Shares beneficially owned by Starboard Charlie II LLC is approximately $6,866,896, excluding brokerage commissions. The aggregate purchase price of the 527,645 Shares beneficially owned by Starboard X Master is approximately $14,062,742, excluding brokerage commissions. The aggregate purchase price of the 900,513 Shares held in the Starboard Value LP Account is approximately $26,792,493, excluding brokerage commissions.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

Starboard Value LP (together with its affiliates, “Starboard”) believes the Issuer remains significantly undervalued in light of the substantial progress that has been made in improving growth and profitability. Starboard has undertaken the sales reported in this Amendment No. 3 as part of a broader rebalancing of Starboard’s portfolio, however, Starboard intends on remaining a large shareholder of the Issuer.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 115,063,657 Shares outstanding, as of February 22, 2022, which is the total number of Shares outstanding as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2022.

20

CUSIP No. 004498101

A.	Starboard V&O Fund
(a)	As of the close of business on April 1, 2022, Starboard V&O Fund beneficially owned 2,903,486 Shares.

Percentage: Approximately 2.5%

(b)	1. Sole power to vote or direct vote: 2,903,486
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,903,486
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard V&O Fund during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
B.	Starboard S LLC
(a)	As of the close of business on April 1, 2022, Starboard S LLC beneficially owned 527,561 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 527,561
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 527,561
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard S LLC during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on April 1, 2022, Starboard C LP beneficially owned 315,500 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 315,500
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 315,500
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard C LP during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
D.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 315,500 Shares owned by Starboard C LP.

21

CUSIP No. 004498101

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 315,500
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 315,500
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard C LP during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
E.	Starboard L Master
(a)	As of the close of business on April 1, 2022, Starboard L Master beneficially owned 247,385 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 247,385
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 247,385
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard L Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

F.	Starboard L GP

(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 247,385 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 247,385
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 247,385
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard L Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

G.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 315,500 Shares owned by Starboard C LP and (ii) 247,385 Shares owned by Starboard L Master.

Percentage: Less than 1%

22

CUSIP No. 004498101

(b)	1. Sole power to vote or direct vote: 562,885
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 562,885
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard C LP and Starboard L Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
H.	Starboard Charlie II LLC
(a)	As of the close of business on April 1, 2022, Starboard Charlie II LLC beneficially owned 229,063 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 229,063
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 229,063
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Charlie II LLC during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
I.	Starboard Leaders Fund
(a)	Starboard Leaders Fund, as a member of Starboard Charlie II LLC, may be deemed the beneficial owner of the 229,063 Shares owned by Starboard Charlie II LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 229,063
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 229,063
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Leaders Fund has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Charlie II LLC during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
J.	Starboard A LP
(a)	Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Charlie II LLC, may be deemed the beneficial owner of the 229,063 Shares owned by Starboard Charlie II LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 229,063
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 229,063
4. Shared power to dispose or direct the disposition: 0

23

CUSIP No. 004498101

(c)	Starboard A LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Charlie II LLC during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
K.	Starboard A GP
(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 229,063 Shares owned by Starboard Charlie II LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 229,063
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 229,063
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Charlie II LLC during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
L.	Starboard X Master
(a)	As of the close of business on April 1, 2022, Starboard X Master beneficially owned 527,645 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 527,645
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 527,645
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard X Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
M.	Starboard Value LP
(a)	As of the close of business on April 1, 2022, 900,513 Shares were held in the Starboard Value LP Account. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard Charlie II LLC, Starboard X Master, and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 2,903,486 Shares owned by Starboard V&O Fund, (ii) 527,561 Shares owned by Starboard S LLC, (iii) 315,500 Shares owned by Starboard C LP, (iv) 247,385 Shares owned by Starboard L Master, (v) 229,063 Shares owned by Starboard Charlie II LLC, (vi) 527,645 Shares owned by Starboard X Master and (vii) 900,513 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.9%

24

CUSIP No. 004498101

(b)	1. Sole power to vote or direct vote: 5,651,153
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 5,651,153
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Charlie II LLC and Starboard X Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
N.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 2,903,486 Shares owned by Starboard V&O Fund, (ii) 527,561 Shares owned by Starboard S LLC, (iii) 315,500 Shares owned by Starboard C LP, (iv) 247,385 Shares owned by Starboard L Master, (v) 229,063 Shares owned by Starboard Charlie II LLC, (vi) 527,645 Shares owned by Starboard X Master and (vii) 900,513 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.9%

(b)	1. Sole power to vote or direct vote: 5,651,153
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 5,651,153
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Charlie II LLC and Starboard X Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
O.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 2,903,486 Shares owned by Starboard V&O Fund, (ii) 527,561 Shares owned by Starboard S LLC, (iii) 315,500 Shares owned by Starboard C LP, (iv) 247,385 Shares owned by Starboard L Master, (v) 229,063 Shares owned by Starboard Charlie II LLC, (vi) 527,645 Shares owned by Starboard X Master and (vii) 900,513 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.9%

(b)	1. Sole power to vote or direct vote: 5,651,153
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 5,651,153
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Charlie II LLC and Starboard X Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
25

CUSIP No. 004498101

P.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 2,903,486 Shares owned by Starboard V&O Fund, (ii) 527,561 Shares owned by Starboard S LLC, (iii) 315,500 Shares owned by Starboard C LP, (iv) 247,385 Shares owned by Starboard L Master, (v) 229,063 Shares owned by Starboard Charlie II LLC, (vi) 527,645 Shares owned by Starboard X Master and (vii) 900,513 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.9%

(b)	1. Sole power to vote or direct vote: 5,651,153
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 5,651,153
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Charlie II LLC and Starboard X Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
Q.	Messrs. Smith and Feld
(a)

Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 2,903,486 Shares owned by Starboard V&O Fund, (ii) 527,561 Shares owned by Starboard S LLC, (iii) 315,500 Shares owned by Starboard C LP, (iv) 247,385 Shares owned by Starboard L Master, (v) 229,063 Shares owned by Starboard Charlie II LLC, (vi) 527,645 Shares owned by Starboard X Master and (vii) 900,513 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.9%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 5,651,153
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 5,651,153

(c)	None of Messrs. Smith or Feld has entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Charlie II LLC and Starboard X Master during the past sixty days are set forth in Schedule B and are incorporated herein by reference.
(d)	No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.
26

CUSIP No. 004498101

(e)	As of April 1, 2022, the Reporting Persons ceased to beneficially own more than 5% of the outstanding Shares of the Issuer.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

27

CUSIP No. 004498101

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 1, 2022

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

Starboard Value and Opportunity Master Fund L LP

By: Starboard Value L LP,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

Starboard Leaders charlie ii LLC

By: Starboard Value A LP,

its managing member

Starboard LEADERS FUND LP

By: Starboard Value A LP,

its general partner

Starboard Value A LP

By: Starboard Value A GP LLC,

its general partner

Starboard X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value A GP LLC

Starboard Value R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A. Feld

28

CUSIP No. 004498101

SCHEDULE A

Directors and Officers of Starboard Value and Opportunity Master Fund Ltd and Starboard X Master Fund Ltd

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Patrick Agemian Director	Director of Global Funds Management, Ltd.	PO Box 10034, Harbour Place 2nd Floor 103 South Church Street Grand Cayman Cayman Islands, KY1-1001	Canada

Kenneth R. Marlin Director	Chief Financial Officer, Starboard Value LP	777 Third Avenue, 18th Floor New York, New York 10017	United States of America

Alaina Danley Director	Managing Director of Waystone Governance Ltd.	Waystone Governance Ltd. Suite 5B201, 2nd Floor One Nexus Way P.O. Box 2587 Grand Cayman Cayman Islands, KY1-1103	Cayman Islands

CUSIP No. 004498101

SCHEDULE B

Transactions in the Shares During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(8,611)	32.7893	03/09/2022
Sale of Common Stock	(26,203)	32.0577	03/10/2022
Sale of Common Stock	(30,211)	32.1950	03/11/2022
Sale of Common Stock	(14,360)	32.1844	03/11/2022
Sale of Common Stock	(25,689)	31.6202	03/14/2022
Sale of Common Stock	(25,689)	31.5684	03/14/2022
Sale of Common Stock	(7,498)	32.0080	03/15/2022
Sale of Common Stock	(20,449)	31.7400	03/15/2022
Sale of Common Stock	(206)	31.9850	03/15/2022
Sale of Common Stock	(51,379)	32.6044	03/16/2022
Sale of Common Stock	(51,379)	32.9499	03/17/2022
Sale of Common Stock	(10,276)	33.2450	03/18/2022
Sale of Common Stock	(63,542)	33.1794	03/18/2022
Sale of Common Stock	(66,587)	33.2025	03/21/2022
Sale of Common Stock	(2,774)	33.5665	03/21/2022
Sale of Common Stock	(12,845)	33.5674	03/21/2022
Sale of Common Stock	(12,845)	34.0850	03/22/2022
Sale of Common Stock	(2,573)	33.4674	03/22/2022
Sale of Common Stock	(28,566)	32.8250	03/23/2022
Sale of Common Stock	(1,511)	32.7582	03/24/2022
Sale of Common Stock	(38,426)	32.6755	03/24/2022
Sale of Common Stock	(1,013)	32.7076	03/25/2022
Sale of Common Stock	(12,905)	32.5581	03/25/2022
Sale of Common Stock	(11,817)	32.4686	03/28/2022
Sale of Common Stock	(83,779)	33.2022	03/29/2022
Sale of Common Stock	(70,600)	33.0430	03/30/2022
Sale of Common Stock	(15,174)	32.4135	03/30/2022
Sale of Common Stock	(126,016)	32.6555	03/30/2022
Sale of Common Stock	(2,672)	32.5400	03/31/2022
Sale of Common Stock	(23,835)	32.3422	03/31/2022
Sale of Common Stock	(387,887)	31.8991	03/31/2022
Sale of Common Stock	(69,707)	31.8770	03/31/2022
Sale of Common Stock	(103,425)	32.3132	03/31/2022
Sale of Common Stock	(256,893)	30.2944	04/01/2022
Sale of Common Stock	(46,820)	30.2815	04/01/2022

CUSIP No. 004498101

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Common Stock	(936)	32.7893	03/09/2022
Sale of Common Stock	(2,847)	32.0577	03/10/2022
Sale of Common Stock	(3,283)	32.1950	03/11/2022
Sale of Common Stock	(1,560)	32.1844	03/11/2022
Sale of Common Stock	(2,791)	31.6202	03/14/2022
Sale of Common Stock	(2,791)	31.5684	03/14/2022
Sale of Common Stock	(815)	32.0080	03/15/2022
Sale of Common Stock	(2,222)	31.7400	03/15/2022
Sale of Common Stock	(22)	31.9850	03/15/2022
Sale of Common Stock	(5,583)	32.6044	03/16/2022
Sale of Common Stock	(5,583)	32.9499	03/17/2022
Sale of Common Stock	(1,117)	33.2450	03/18/2022
Sale of Common Stock	(6,905)	33.1794	03/18/2022
Sale of Common Stock	(7,236)	33.2025	03/21/2022
Sale of Common Stock	(302)	33.5665	03/21/2022
Sale of Common Stock	(1,396)	33.5674	03/21/2022
Sale of Common Stock	(1,396)	34.0850	03/22/2022
Sale of Common Stock	(280)	33.4674	03/22/2022
Sale of Common Stock	(3,104)	32.8250	03/23/2022
Sale of Common Stock	(164)	32.7582	03/24/2022
Sale of Common Stock	(4,175)	32.6755	03/24/2022
Sale of Common Stock	(110)	32.7076	03/25/2022
Sale of Common Stock	(1,402)	32.5581	03/25/2022
Sale of Common Stock	(1,284)	32.4686	03/28/2022
Sale of Common Stock	(9,103)	33.2022	03/29/2022
Sale of Common Stock	(7,672)	33.0430	03/30/2022
Sale of Common Stock	(1,649)	32.4135	03/30/2022
Sale of Common Stock	(13,693)	32.6555	03/30/2022
Sale of Common Stock	(290)	32.5400	03/31/2022
Sale of Common Stock	(2,590)	32.3422	03/31/2022
Sale of Common Stock	(42,149)	31.8991	03/31/2022
Sale of Common Stock	(7,574)	31.8770	03/31/2022
Sale of Common Stock	(11,239)	32.3132	03/31/2022
Sale of Common Stock	(27,915)	30.2944	04/01/2022
Sale of Common Stock	(5,088)	30.2815	04/01/2022

CUSIP No. 004498101

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(1,564)	32.7893	03/09/2022
Sale of Common Stock	(4,761)	32.0577	03/10/2022
Sale of Common Stock	(5,489)	32.1950	03/11/2022
Sale of Common Stock	(2,609)	32.1844	03/11/2022
Sale of Common Stock	(4,668)	31.6202	03/14/2022
Sale of Common Stock	(4,668)	31.5684	03/14/2022
Sale of Common Stock	(1,362)	32.0080	03/15/2022
Sale of Common Stock	(3,716)	31.7400	03/15/2022
Sale of Common Stock	(37)	31.9850	03/15/2022
Sale of Common Stock	(9,336)	32.6044	03/16/2022
Sale of Common Stock	(9,336)	32.9499	03/17/2022
Sale of Common Stock	(1,867)	33.2450	03/18/2022
Sale of Common Stock	(11,546)	33.1794	03/18/2022
Sale of Common Stock	(12,099)	33.2025	03/21/2022
Sale of Common Stock	(504)	33.5665	03/21/2022
Sale of Common Stock	(2,334)	33.5674	03/21/2022
Sale of Common Stock	(2,334)	34.0850	03/22/2022
Sale of Common Stock	(467)	33.4674	03/22/2022
Sale of Common Stock	(5,191)	32.8250	03/23/2022
Sale of Common Stock	(274)	32.7582	03/24/2022
Sale of Common Stock	(6,982)	32.6755	03/24/2022
Sale of Common Stock	(184)	32.7076	03/25/2022
Sale of Common Stock	(2,345)	32.5581	03/25/2022
Sale of Common Stock	(2,147)	32.4686	03/28/2022
Sale of Common Stock	(15,223)	33.2022	03/29/2022
Sale of Common Stock	(12,828)	33.0430	03/30/2022
Sale of Common Stock	(2,757)	32.4135	03/30/2022
Sale of Common Stock	(22,897)	32.6555	03/30/2022
Sale of Common Stock	(485)	32.5400	03/31/2022
Sale of Common Stock	(4,331)	32.3422	03/31/2022
Sale of Common Stock	(70,479)	31.8991	03/31/2022
Sale of Common Stock	(12,666)	31.8770	03/31/2022
Sale of Common Stock	(18,792)	32.3132	03/31/2022
Sale of Common Stock	(46,677)	30.2944	04/01/2022
Sale of Common Stock	(8,507)	30.2815	04/01/2022

CUSIP No. 004498101

STARBOARD LEADERS CHARLIE II LLC

Sale of Common Stock	(679)	32.7893	03/09/2022
Sale of Common Stock	(2,067)	32.0577	03/10/2022
Sale of Common Stock	(2,383)	32.1950	03/11/2022
Sale of Common Stock	(1,133)	32.1844	03/11/2022
Sale of Common Stock	(2,027)	31.6202	03/14/2022
Sale of Common Stock	(2,027)	31.5684	03/14/2022
Sale of Common Stock	(592)	32.0080	03/15/2022
Sale of Common Stock	(1,613)	31.7400	03/15/2022
Sale of Common Stock	(16)	31.9850	03/15/2022
Sale of Common Stock	(4,053)	32.6044	03/16/2022
Sale of Common Stock	(4,053)	32.9499	03/17/2022
Sale of Common Stock	(811)	33.2450	03/18/2022
Sale of Common Stock	(5,013)	33.1794	03/18/2022
Sale of Common Stock	(5,253)	33.2025	03/21/2022
Sale of Common Stock	(219)	33.5665	03/21/2022
Sale of Common Stock	(1,013)	33.5674	03/21/2022
Sale of Common Stock	(1,013)	34.0850	03/22/2022
Sale of Common Stock	(203)	33.4674	03/22/2022
Sale of Common Stock	(2,254)	32.8250	03/23/2022
Sale of Common Stock	(119)	32.7582	03/24/2022
Sale of Common Stock	(3,032)	32.6755	03/24/2022
Sale of Common Stock	(80)	32.7076	03/25/2022
Sale of Common Stock	(1,018)	32.5581	03/25/2022
Sale of Common Stock	(932)	32.4686	03/28/2022
Sale of Common Stock	(6,610)	33.2022	03/29/2022
Sale of Common Stock	(5,570)	33.0430	03/30/2022
Sale of Common Stock	(1,197)	32.4135	03/30/2022
Sale of Common Stock	(9,942)	32.6555	03/30/2022
Sale of Common Stock	(211)	32.5400	03/31/2022
Sale of Common Stock	(1,880)	32.3422	03/31/2022
Sale of Common Stock	(30,602)	31.8991	03/31/2022
Sale of Common Stock	(5,499)	31.8770	03/31/2022
Sale of Common Stock	(8,160)	32.3132	03/31/2022
Sale of Common Stock	(20,268)	30.2944	04/01/2022
Sale of Common Stock	(3,694)	30.2815	04/01/2022

CUSIP No. 004498101

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Stock	(734)	32.7893	03/09/2022
Sale of Common Stock	(2,233)	32.0577	03/10/2022
Sale of Common Stock	(2,574)	32.1950	03/11/2022
Sale of Common Stock	(1,224)	32.1844	03/11/2022
Sale of Common Stock	(2,189)	31.6202	03/14/2022
Sale of Common Stock	(2,189)	31.5684	03/14/2022
Sale of Common Stock	(639)	32.0080	03/15/2022
Sale of Common Stock	(1,742)	31.7400	03/15/2022
Sale of Common Stock	(18)	31.9850	03/15/2022
Sale of Common Stock	(4,377)	32.6044	03/16/2022
Sale of Common Stock	(4,377)	32.9499	03/17/2022
Sale of Common Stock	(875)	33.2450	03/18/2022
Sale of Common Stock	(5,414)	33.1794	03/18/2022
Sale of Common Stock	(5,673)	33.2025	03/21/2022
Sale of Common Stock	(236)	33.5665	03/21/2022
Sale of Common Stock	(1,094)	33.5674	03/21/2022
Sale of Common Stock	(1,094)	34.0850	03/22/2022
Sale of Common Stock	(219)	33.4674	03/22/2022
Sale of Common Stock	(2,434)	32.8250	03/23/2022
Sale of Common Stock	(129)	32.7582	03/24/2022
Sale of Common Stock	(3,274)	32.6755	03/24/2022
Sale of Common Stock	(87)	32.7076	03/25/2022
Sale of Common Stock	(1,100)	32.5581	03/25/2022
Sale of Common Stock	(1,007)	32.4686	03/28/2022
Sale of Common Stock	(7,139)	33.2022	03/29/2022
Sale of Common Stock	(6,015)	33.0430	03/30/2022
Sale of Common Stock	(1,293)	32.4135	03/30/2022
Sale of Common Stock	(10,737)	32.6555	03/30/2022
Sale of Common Stock	(228)	32.5400	03/31/2022
Sale of Common Stock	(2,031)	32.3422	03/31/2022
Sale of Common Stock	(33,049)	31.8991	03/31/2022
Sale of Common Stock	(5,939)	31.8770	03/31/2022
Sale of Common Stock	(8,812)	32.3132	03/31/2022
Sale of Common Stock	(21,888)	30.2944	04/01/2022
Sale of Common Stock	(3,989)	30.2815	04/01/2022

CUSIP No. 004498101

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(1,565)	32.7893	03/09/2022
Sale of Common Stock	(4,762)	32.0577	03/10/2022
Sale of Common Stock	(5,490)	32.1950	03/11/2022
Sale of Common Stock	(2,610)	32.1844	03/11/2022
Sale of Common Stock	(4,669)	31.6202	03/14/2022
Sale of Common Stock	(4,669)	31.5684	03/14/2022
Sale of Common Stock	(1,363)	32.0080	03/15/2022
Sale of Common Stock	(3,716)	31.7400	03/15/2022
Sale of Common Stock	(37)	31.9850	03/15/2022
Sale of Common Stock	(9,337)	32.6044	03/16/2022
Sale of Common Stock	(9,337)	32.9499	03/17/2022
Sale of Common Stock	(1,867)	33.2450	03/18/2022
Sale of Common Stock	(11,547)	33.1794	03/18/2022
Sale of Common Stock	(12,100)	33.2025	03/21/2022
Sale of Common Stock	(504)	33.5665	03/21/2022
Sale of Common Stock	(2,334)	33.5674	03/21/2022
Sale of Common Stock	(2,334)	34.0850	03/22/2022
Sale of Common Stock	(468)	33.4674	03/22/2022
Sale of Common Stock	(5,191)	32.8250	03/23/2022
Sale of Common Stock	(275)	32.7582	03/24/2022
Sale of Common Stock	(6,983)	32.6755	03/24/2022
Sale of Common Stock	(184)	32.7076	03/25/2022
Sale of Common Stock	(2,345)	32.5581	03/25/2022
Sale of Common Stock	(2,148)	32.4686	03/28/2022
Sale of Common Stock	(15,225)	33.2022	03/29/2022
Sale of Common Stock	(12,830)	33.0430	03/30/2022
Sale of Common Stock	(2,758)	32.4135	03/30/2022
Sale of Common Stock	(22,901)	32.6555	03/30/2022
Sale of Common Stock	(485)	32.5400	03/31/2022
Sale of Common Stock	(4,332)	32.3422	03/31/2022
Sale of Common Stock	(70,490)	31.8991	03/31/2022
Sale of Common Stock	(12,668)	31.8770	03/31/2022
Sale of Common Stock	(18,795)	32.3132	03/31/2022
Sale of Common Stock	(46,684)	30.2944	04/01/2022
Sale of Common Stock	(8,509)	30.2815	04/01/2022

CUSIP No. 004498101

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Common Stock	(2,671)	32.7893	03/09/2022
Sale of Common Stock	(8,127)	32.0577	03/10/2022
Sale of Common Stock	(9,370)	32.1950	03/11/2022
Sale of Common Stock	(4,454)	32.1844	03/11/2022
Sale of Common Stock	(7,967)	31.6202	03/14/2022
Sale of Common Stock	(7,967)	31.5684	03/14/2022
Sale of Common Stock	(2,325)	32.0080	03/15/2022
Sale of Common Stock	(6,342)	31.7400	03/15/2022
Sale of Common Stock	(64)	31.9850	03/15/2022
Sale of Common Stock	(15,935)	32.6044	03/16/2022
Sale of Common Stock	(15,935)	32.9499	03/17/2022
Sale of Common Stock	(3,187)	33.2450	03/18/2022
Sale of Common Stock	(19,707)	33.1794	03/18/2022
Sale of Common Stock	(20,652)	33.2025	03/21/2022
Sale of Common Stock	(861)	33.5665	03/21/2022
Sale of Common Stock	(3,984)	33.5674	03/21/2022
Sale of Common Stock	(3,984)	34.0850	03/22/2022
Sale of Common Stock	(798)	33.4674	03/22/2022
Sale of Common Stock	(8,860)	32.8250	03/23/2022
Sale of Common Stock	(468)	32.7582	03/24/2022
Sale of Common Stock	(11,918)	32.6755	03/24/2022
Sale of Common Stock	(314)	32.7076	03/25/2022
Sale of Common Stock	(4,002)	32.5581	03/25/2022
Sale of Common Stock	(3,665)	32.4686	03/28/2022
Sale of Common Stock	(25,984)	33.2022	03/29/2022
Sale of Common Stock	(21,896)	33.0430	03/30/2022
Sale of Common Stock	(4,706)	32.4135	03/30/2022
Sale of Common Stock	(39,083)	32.6555	03/30/2022
Sale of Common Stock	(829)	32.5400	03/31/2022
Sale of Common Stock	(7,392)	32.3422	03/31/2022
Sale of Common Stock	(120,303)	31.8991	03/31/2022
Sale of Common Stock	(21,620)	31.8770	03/31/2022
Sale of Common Stock	(32,077)	32.3132	03/31/2022
Sale of Common Stock	(79,675)	30.2944	04/01/2022
Sale of Common Stock	(14,521)	30.2815	04/01/2022